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                                                                   EXHIBIT 10.65

                          SYMANTEC CORPORATION FY 2001
                      VICE PRESIDENT ANNUAL INCENTIVE PLAN
                     (NO DIVISION/BUSINESS UNIT OBJECTIVES)



This document defines the Annual Incentive Plan for Symantec Vice Presidents. The purpose of the plan is to focus the senior management team on critical corporate objectives (revenue and earnings per share before amortization of goodwill and other charges) and individual objectives; and to provide incentive compensation to achieve these objectives.



PLAN SUMMARY

The target incentive is 40% of annual base salary. Payment is made annually after the fiscal year end. Assuming the company is on target to meet its financial objectives, this year an interim payment will be made at the end of six months. The Plan is comprised of annual bonus components. The corporate and division/business unit incentive portions are uncapped; the individual objectives portion is capped at 100% of target.


PLAN GUIDELINES FOR FY 2001

1. The Board of Directors reserves the right to alter or cancel any or all such Plans for any reason at any time. Any payments made under this plan are at the sole discretion of the Board of Directors.

2. Participation in the plan for FY 2001 does not guarantee participation in future incentive plans. Plan structures and participation will be determined on a year to year basis and are guidelines only.

3. This plan supersedes any previous incentive or bonus plan that may have been in existence. Those plans are null and void with the issuance of this plan for FY 2001.

4. Annual base salary will be reviewed and established at the beginning of the next fiscal year (April 2001).

5. The AIP calculation will be based on all eligible base salary earnings for the year, and will be prorated based on the number of weeks of participation.

6. Participants must be regular full time employees at the end of the fiscal year in order to participate. If the company grants the interim payment, participants must be regular full time employees at the end of that performance period in order to participate. Participants who leave before the end of the fiscal year will not receive the end of fiscal year payment under the Plan.

7. In the event of an acquisition or purchase of products or technology, the Quarterly Planned Revenue, Revenue Growth, and Earnings per Share numbers will be adjusted to reflect the change and are to be approved by the Compensation Committee of the Board of Directors. One-time charges will be documented clearly and components of the one time charge will be spelled out prior to approval.

8. Payment will be made within six weeks of the financial close of the performance period.

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                          SYMANTEC CORPORATION FY 2001
                      VICE PRESIDENT ANNUAL INCENTIVE PLAN
                     (NO DIVISION/BUSINESS UNIT OBJECTIVES)

ANNUAL PLAN

Two weighted metric categories will determine the annual bonus eligibility and payment:

1) Corporate measure (Revenue Growth percentage; Earnings per Share (EPS) before amortization of goodwill and other charges)--75% combined
2)  Individual Objectives--25%

Participation in the annual plan will be triggered by the achievement of the planned annual performance targets for the Revenue Growth and EPS metrics.

Target payout is 40% of annual base salary; payout for corporate results will be uncapped.


MEASURES
A threshold of 50% must be exceeded for each respective metric before that metric's portion of the bonus will be paid. There is an additional payment for achieving more than 100% of the corporate component of the Plan. Individual performance will be capped at 100% of plan.

Payouts at various levels of corporate performance are shown on the following page.